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Exhibit 4.2

WILLIS LEASE FINANCE CORPORATION

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RELATIVE RIGHTS AND LIMITATIONS
OF
SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

        Willis Lease Finance Corporation (the "Company"), a corporation organized and existing under the Delaware General Corporation Law (the "Act"), hereby certifies that the following resolution was duly adopted by the Company's Board of Directors as of September 27, 2005 pursuant to Section 151(g) of the Act and this Certificate of Designations, in its final form, was approved by a special Preferred Stock Transaction Committee of the Board of Directors on January    , 2006:

        RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Section 151(g) of the Act, the Board of Directors of the Company hereby establishes and authorizes the issuance of up to 4,600,000 shares of the Company's [    ]% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, and hereby fixes the designation and amount thereof and the voting rights, preferences and relative, participating, optional and other special rights of the shares of this Series, and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation as applicable to such shares, as follows:

        1.    Designation.    The distinctive serial designation of this series shall be the "Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock").

        2.    Number of Shares.    The total number of shares of Series A Preferred Stock shall be 4,600,000. The number of shares of Series A Preferred Stock may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.

        3.    Dividends.

          (a)   The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of funds of the Company legally available therefor, cash dividends at the rate of [    ]% per annum of the $10.00 per share liquidation preference of the Series A Preferred Stock. Such dividends shall accrue and be cumulative from the date of the original issue (each an "Original Issue Date") and shall be payable monthly on the 15th day of each month (each, a "Dividend Payment Date"), and, in the case of any accrued but unpaid dividends, at such additional times, if any, as determined by the Company's Board of Directors. The first Dividend Payment Date shall be more than 30 days after the first Original Issue Date and will occur on                        15, 2006. If a Dividend Payment Date is not a Business Day (as defined herein), then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on the Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from the Dividend Payment Date to such next succeeding Business Day. A "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or San Francisco, California are authorized or required by law, regulation or executive order to close. The amount of any dividend payable on the Series A Preferred Stock for any full Dividend Period (as defined herein) or any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on                        15, 2006 will be for more than a full dividend period and will reflect dividends accumulated from the Original Issue Date through, and including                        15, 2006). A "Dividend Period" shall mean the period from the Original Issue Date to and including the first Dividend Payment Date, and each subsequent period from and excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable record date, which shall be the date designated by the Company's Board of Directors as the record date for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each a "Dividend Record Date").

          (b)   Dividends on the Series A Preferred Stock shall be cumulative and shall accrue whether or not (i) the Company has earnings, (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are declared by the Company's Board of Directors. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such Series A Preferred Stock that remains payable. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be cumulated and in arrears.

          (c)   No dividends on the Series A Preferred Stock shall be declared by the Company's Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness and any related waiver or amendment thereto, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

          (d)   Except as provided in Section 3(e) below, unless full cumulative dividends on the Series A Preferred Stock for all prior Dividend Periods and the then current Dividend Period shall have been or are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart by the Company for such payment, no dividends shall be declared by the Company's Board of Directors or paid or set apart for payment by the Company, and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of the Company's common stock (the "Common Stock") or shares of any other class or series of the Company's capital stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of the Company's capital stock ranking junior to the Series A Preferred Stock as to (i) dividends and (ii) upon liquidation) for any period, nor shall any shares of Common Stock, or any other shares of the Company's capital stock ranking, as to dividends or upon liquidation, on a parity with, or junior to, the Series A Preferred Stock, be redeemed, purchased or otherwise acquired for any consideration (or any funds be paid to or made available for a sinking fund for the redemption or retirement, purchase or reduction of any such shares) by the Company (except by conversion into or exchange for other shares of capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation).

          (e)   When dividends are not paid in full (or a sum sufficient for such full payment is not set apart by the Company) upon the Series A Preferred Stock and any other series of preferred stock issued by the Company ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any such other series of preferred stock issued by the Company ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other.

          (f)    All dividends paid with respect to shares of the Series A Preferred Stock shall be paid pro rata to the holders of such shares entitled thereto. Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of any class of capital stock (including the Series A Preferred Stock), in excess of the full cumulative dividends on the Series A Preferred Stock as provided herein.

        4.    Liquidation Preference.

          (a)   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company (a "Liquidation"), the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $10.00 per share, plus an amount equal to any accrued but unpaid dividends through and including the date of payment to the holders of shares of the Series A Preferred Stock (whether or not such dividends have been declared by the Company's Board of Directors), before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon such Liquidation, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Company's capital stock ranking on a parity with the Series A Preferred Stock in liquidation preference, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock ranking on a parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (b)   Written notice of any Liquidation, stating the payment date or dates and the place or places on and at which the amounts distributable as a result thereof shall be payable, shall be given by first class mail, postage paid, not less than 30 nor more than 60 days prior to the first payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as they appear on the stock transfer records of the Company.

          (c)   After payment to the holders of the Series A Preferred Stock of the full liquidation amounts provided in this Section 4, the holders of the Series A Preferred Stock, as such, will have no right or claim to any of the remaining assets of the Company.

          (d)   Neither the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Company, nor the merger or consolidation of the Company with or into any other entity or the merger or consolidation of any other entity with or into the Company nor a statutory stock exchange by the Company if then permitted by the Act, shall be deemed to be a Liquidation for the purposes of this Section 4.

        5.    Redemption.

            (a)    Optional Redemption.    Shares of Series A Preferred Stock shall not be redeemable by the Company prior to [                        ], 2011. On and after such date, the Company may, at its option, redeem on any Dividend Payment Date all or, from time to time, part of the Series A Preferred Stock at a price per share (the "Redemption Price"), payable in cash, of $10.00 per share, together with all accumulated but unpaid dividends, if any, to (but excluding) the date fixed for redemption (the "Redemption Date"), without interest, to the extent the Company has funds legally available therefor. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. Nothing in this Section 5 (except for the last sentence of this Section 5(a) and Section 5(b)(iv)) shall prevent or restrict the Company from purchasing, from time to time before or after [                        ], 2011, either at a public or private sale, all or part of the shares of Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law. Notwithstanding the foregoing, no partial redemption shall be permitted where less than 20% of the original number of shares of Series A Preferred Stock issued (including pursuant to any future issuance) would remain outstanding after the redemption.

            (b)    Procedures for Redemption.

              (i)  Written notice of redemption shall be mailed by the Company, postage paid, not less than 30 nor more than 60 days prior to the Redemption Date, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as they appear on the Company's stock transfer records. No failure to provide such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange or automated quotation system upon which the Series A Preferred Stock may be listed or admitted for quotation and trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of shares of Series A Preferred Stock to be redeemed; (d) the place or places at which certificates for such shares of Series A Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the Redemption Date.

             (ii)  If notice has been mailed in accordance with Section 5(b)(i) above and provided further that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds, in trust with an independent bank or trust company that is, or whose parent or other affiliate is, a member of the FDIC having capital and surplus of not less than $500,000,000 (an "Eligible Trustee"), for the pro rata benefit of the holders of the shares of the Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefore, then from and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of the Series A Preferred Stock and all rights of the holders thereof, as such, (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Company at the Redemption Price. In case fewer than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder(s) thereof.

            (iii)  At its election, the Company, prior to a Redemption Date, may deposit the Redemption Price of the Series A Preferred Stock so called for redemption, in trust for the holders thereof with an Eligible Trustee. Any funds so deposited with an Eligible Trustee in connection with a redemption shall be irrevocably set aside by the Company except that: (A) the Company shall be entitled to receive from such Eligible Trustee the interest or other earnings, if any, earned on any funds so deposited in trust, and the holders of any shares of Series A Preferred Stock redeemed shall have no claim to such interest or other earnings; and (B) subject to applicable laws, any balance of funds so deposited by the Company and unclaimed by the holders of the shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid to the Company, together with any interest or other earnings earned thereon, and after such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid shall look only to the Company for payment, which shall be without interest or other earnings.

            (iv)  Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all prior Dividend Periods and the then current Dividend Period, no Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock; provided, however, subject to the last sentence of Section 5(a), the foregoing restrictions on redemptions and purchases shall not prevent the acquisition of Series A Preferred Stock by the Company pursuant to an exchange offer made on the same terms to holders of all of the outstanding shares of Series A Preferred Stock for shares of Company capital stock ranking on a parity with or junior to the Series A Preferred Stock.

             (v)  If fewer than all of the shares of Series A Preferred Stock outstanding are to be redeemed pursuant to this Section 5, the Company shall call for redemption shares of Preferred Stock pro rata among the holders, based on the number of shares of Preferred Stock held by each holder (with any necessary adjustments to avoid fractional shares), or by any other equitable method that the Company may determine to use. If fewer than all the shares of Series A Preferred Stock represented by any share certificate are to be so redeemed, the Company shall issue a new certificate for the shares not redeemed.

            (vi)  All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5 shall be retired and shall be restored to the status of authorized but unissued shares of Series A Preferred Stock.

        6.    Voting Rights.

          (a)   Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 6.

          (b)   Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for an aggregate of 18 or more Dividend Periods (consecutive or non-consecutive) and remain unpaid (a "Preferred Dividend Default"), the holders of such Series A Preferred Stock (voting separately as a class with all other series of preferred stock of the Company upon which like voting rights have been conferred or are exercisable) shall be entitled to vote for the election of a total of two additional directors of the Company (the "Preferred Directors") at a special meeting called by the holders of record of at least ten percent (10%) of the Series A Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the Company's stockholders) and otherwise at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders until all dividends accumulated on such Series A Preferred Stock for the prior Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all other series of preferred stock of the Company upon which like voting rights have been conferred or are exercisable).

          (c)   If and when all accumulated dividends and the dividends for the then current Dividend Period on the Series A Preferred Stock shall have been paid in full or a sum sufficient has been authorized and set aside and deposited in trust with an Eligible Trustee for payment in full of all accrued and unpaid dividends, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every future Preferred Dividend Default) and, if all accumulated dividends and the dividends for the current Dividend Period have been paid in full, the term of office of each Preferred Director so elected shall terminate and the size of the Board of Directors shall be immediately decreased by two directors. Any Preferred Director may be removed at any time, with or without cause, by the vote of, the holders of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in clause (b) above.

          (d)   So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Company or reclassify any authorized shares of capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock ranking senior in priority to the Series A Preferred Stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation, transfer or conveyance of substantially all of its assets, or otherwise (each such event specified in clauses (i) and (ii), an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in clause (ii) of this Section 6(d) above, so long as any shares of the Series A Preferred Stock remain outstanding or are converted into securities of the surviving entity, in each case with terms, including rights, preferences, privileges and voting or other powers that are substantially similar in all material respects to the shares of the Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting or other powers of holders of Series A Preferred Stock, and provided further that (A) the creation or issuance of any other class or series of capital stock of the Company or (B) any increase in the number of authorized shares of Series A Preferred Stock or any other class or series of capital stock of the Company, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and the holders of Series A Preferred Stock shall have no right to vote on any such increase, creation or issuance.

          (e)   The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

          (f)    On each matter submitted to a vote of the holders of the Series A Preferred Stock in accordance with this Section 6, or as otherwise required by law, each share of Series A Preferred Stock shall be entitled to one vote, except that when any other series of preferred stock of the Company shall have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and such other series shall have with respect to such matters, one vote per each $10.00 of stated liquidation preference. With respect to each share of Series A Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

        7.    Conversion.    The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company.

        8.    Ranking.    In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding-up of the Company, the Series A Preferred Stock shall rank senior to the Company's Common Stock and to any other class or series of Company preferred stock other than any class or series of preferred stock, the terms of which specifically provide that such class or series of capital stock ranks on a parity with or, subject to the affirmative vote required by Section 6 above, senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding-up of the Company. For purposes of this Section 8, debt securities of the Company that are convertible into or exchangeable for shares of capital stock of the Company or any other debt securities of the Company shall not constitute a class or series of capital stock of the Company.

        9.    Headings.    The headings hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        10.    Severability of Provisions.    If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation or this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein or therein set forth shall be deemed dependent upon any other provision hereof or thereof unless so expressed herein or therein.

        11.    No Preemptive Rights.    No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Company capital stock (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of Company capital stock.

        IN WITNESS WHEREOF, Willis Lease Finance Corporation has authorized and caused this Certificate to be executed by its Chief Executive Officer and attested to by its Secretary, as of this      day of January, 2006.

WILLIS LEASE FINANCE CORPORATION
By:	Charles F. Willis, IV Chief Executive Officer

Attest:

By:	Thomas C. Nord Secretary

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CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RELATIVE RIGHTS AND LIMITATIONS OF SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK